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Exhibit 5

                      SUTHERLAND, ASBILL & BRENNAN, L.L.P.
                         1275 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20004



                               December 13, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

              Re:  Allied Capital Advisers, Inc. Incentive Stock Option Plan:
                   Registration on Form S-8

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of Allied Capital Advisers, Inc., a Maryland corporation (the "Company"), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with a proposed offering by the Company to certain of its employees, officers and non-officer directors of shares of the Company's common stock, $.001 par value per share under the Allied Capital Advisers, Inc. Incentive Stock Option Plan (the "Plan"). Of the 1,999,580 shares being registered, 1,807,155 shares will be newly issued by the Company and will hereinafter be referred to as the "Shares." The remaining 192,425 shares constitute "restricted" shares and are being registered for resale by the holders thereof; no opinion is being expressed thereon.

        As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records or other documents as we have deemed relevant as a basis for our opinion hereinafter expressed. Where factual matters material to this opinion letter were not independently established, we have relied upon certificates and/or representations of current executive officers and responsible employees and agents of the Company and upon such other data as we deemed to be appropriate under the circumstances.

        This opinion is limited to the corporate laws of the State of Maryland and we express no opinion with respect to the laws of any other jurisdiction. With respect to the corporate laws of the State of Maryland, we have examined and relied upon the Corporation Law of the State of Maryland and the reported opinions of Maryland courts.





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        Based upon and subject to the foregoing, it is our opinion that the
Shares have been duly and validly authorized and, when issued pursuant to the offering and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                       SUTHERLAND, ASBILL & BRENNAN, L.L.P.



                       By: /s/ STEVEN B. BOEHM
                           --------------------------------------------
                               Steven B. Boehm





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